Exhibit 99.2

JOINT FILERS

Reporting Owner Name/Address	Relationships
	Director	10% Owner	Officer	Other
Brookfield US Holdings Inc. 181 Bay Street, Suite 300 Toronto, Ontario, Canada M5J 2T3	☒	☒		Director by deputization
Brookfield US Corporation 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
Brookfield Property Group LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
BUSC Finance LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
Brookfield Asset Management Private Institutional Capital Adviser US, LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization